Exhibit 99.1

Talkspace Reports 2022 First Quarter Results

Revenue grew 11% year over year to $30 million

Strong growth in B2B, with sessions growing 68% and eligible lives up 54% versus the prior year

B2C customer acquisition metrics demonstrated improvement quarter-over-quarter

NEW YORK, May 3, 2022 – Talkspace, Inc. (Nasdaq: TALK), a leading virtual behavioral healthcare company, today reported 2022 first quarter results as summarized below. All financial results refer to 2022 first quarter and the prior-year period unless otherwise stated.

	Three Months
Period ended March 31, 2022	Results	Variance from Prior Year
(In thousands unless otherwise noted, unaudited)
Number of B2B eligible lives (in millions)	76.5	54%
Number of active members [1]	64.5	10%
Number of completed B2B sessions	90.6	68%

Total revenue	$30,150	11%
Gross profit	$15,021	(13)%
Gross margin %	50%	~(1,400) bps
Operating expenses	$36,229	21%
Net loss	$(20,360)	(60)%
Adjusted EBITDA [2]	$(18,411)	(74)%
Cash and cash equivalents	$184,127	*

* = not meaningful

(1) Reflects active members at the end of the period.

(2) Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation to the most directly comparable GAAP measure, see “Reconciliation of Non-GAAP Results to GAAP Results.”

“We delivered revenue growth in the first quarter of 2022, led by increasing demand for our business-to-business ("B2B") services, partially offset by a decline in our consumer business. Our business-to-consumer ("B2C") business began to demonstrate modest improvement in a number of operating metrics as a result of changes designed to better optimize our marketing investments,” said Chief Financial Officer Jennifer Fulk. “Importantly, we continued making progress on our operational priorities throughout the quarter.”

First Quarter 2022 Key Performance Metrics

•
The number of individuals eligible for Talkspace via their insurance or employer (B2B eligible lives) grew by 54% to 76.5 million, driven by expanded relationships with existing clients including Optum as well as the addition of Beacon.

•
Completed B2B sessions grew 68% to 90,600, driven primarily by growth in B2B eligible lives.

•
Active members grew 10% to 64,500, driven by strong growth in B2B, partially offset by fewer individual consumer subscribers (B2C clients) resulting primarily from lower marketing spend.

•
Conversion metrics and customer acquisition costs modestly improved in the quarter in our B2C business.

First Quarter 2022 Key Financial Metrics

•
Revenue grew 11% to $30 million, driven by 50% growth in B2B revenue partially offset by a 7% decline in B2C revenue. B2B revenue performance was driven by an increase in covered lives from health plan clients and new enterprise clients, and a higher number of completed B2B sessions. B2C revenue declined primarily due to reduced marketing spend, partially offset by a one-time $0.5 million non-cash reversal in deferred revenue associated with customers no longer active on Talkspace’s platform.

•
Gross profit declined 13% to $15 million, and gross margin declined to 50%, due primarily to a revenue mix shift toward the B2B business, a greater number of salaried therapists within Talkspace's network, and higher therapist hourly compensation expense.

•
Net loss was ($20) million, compared to a net loss of ($13) million in the prior-year period, driven primarily by increased general and administrative expenses and higher cost of revenues. Adjusted EBITDA loss was ($18) million, compared to ($11) million in the prior-year period.

Conference Call, Presentation Slides, and Webcast Details

Visit investors.talkspace.com to view a presentation related to 2022 first quarter results and business outlook and listen to a conference call scheduled to begin at 5:00 p.m. ET on Tuesday, May 3, 2022. The conference call can also be accessed by dialing (888) 660-0107 for U.S. participants or (409) 216-0599 for international participants (participant code 5293204). A replay will be available shortly after the call’s completion and remain available for approximately 90 days.

About Talkspace

Talkspace is a leading virtual behavioral healthcare company enabled by a purpose-built technology platform. As a digital healthcare company, all care is delivered through an easy-to-use and fully encrypted web and mobile platform, consistent with HIPAA and other state regulatory requirements.

Today, the need for care feels more urgent than ever. When seeking treatment, whether it’s psychiatry or adolescent, individual or couples therapy, Talkspace offers treatment options for almost every need. With Talkspace, members can send their dedicated therapists text, video, and voice messages anytime, from anywhere, and engage in live video sessions. As of March 31, 2022, over 2 million people have used Talkspace, and 76.5 million lives were covered for Talkspace through insurance and employee assistance programs or other network behavioral health paid benefit programs.

For more information about Talkspace commercial relationships, visit https://business.talkspace.com/. To learn more about online therapy, please visit https://www.talkspace.com/online-therapy/. To learn more about Talkspace Psychiatry, please visit https://www.talkspace.com/psychiatry.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking, including statements regarding our financial condition, anticipated financial performance, achieving profitability, business strategy and plans, market opportunity and expansion and objectives of our management for future operations. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast”, “future”, “intend,” “may,” “might”, “opportunity”, “plan,” “possible”, “potential,” “predict,” “project,” “should,” “strategy”, “strive”, “target,” “will,” or “would”, the negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many important factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: our history of losses; the rapid evolution of our business and the markets in which we operate; our ability to continue growing at the rates we have historically grown, or at all; the development of the virtual behavioral health market; COVID-19 and its impact on business and economic conditions; competition in our industry; and our relationships with affiliated professional entities to provide physician and other professional services. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our Annual Report on Form 10-K for the annual period ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on February 25, 2022, and our other documents filed from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations.

Financial Disclosures

The financial results reported in this press release are unaudited and subject to change as additional information becomes available pending completion of the audit.

Contacts

For Investors:

Mike Lovell, Senior Director Investor Relations

515-771-1585

Mike.Lovell@Talkspace.com

For Media:

SKDK

John Kim

310-997-5963

jkim@skdknick.com

Talkspace, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Variance
	2022	2021	$	%
(in thousands, except percentages, share and per share data)
Consumer revenue	$17,260	$18,564	$(1,304)	(7.0)
Commercial revenue	12,890	8,593	4,297	50.0
Total revenue	30,150	27,157	2,993	11.0
Cost of revenues	15,129	9,814	5,315	54.2
Gross profit	15,021	17,343	(2,322)	(13.4)
Operating expenses:
Research and development, net	5,035	2,964	2,071	69.9
Clinical operations	1,776	2,077	(301)	(14.5)
Sales and marketing	21,408	22,251	(843)	(3.8)
General and administrative	8,010	2,608	5,402	*
Total operating expenses	36,229	29,900	6,329	21.2
Operating loss	21,208	12,557	8,651	68.9
Financial (income) expense, net	(869)	173	(1,042)	*
Loss before taxes on income	20,339	12,730	7,609	59.8
Taxes on income	21	8	13	*
Net loss	$20,360	$12,738	$7,622	59.8
Net loss per share (1):
Basic and Diluted	$0.13	$0.93	$(0.79)	(85.7)
Weighted average number of common shares (1):
Basic and Diluted	154,083,443	13,762,205

* = not meaningful

(1) Prior period results have been adjusted to reflect the exchange of Old Talkspace’s common stock for Talkspace’s common stock at an exchange ratio of approximately 1.134140 in June 2021 as a result of the Business Combination.

Talkspace, Inc.

Consolidated Balance Sheets

	March 31, 2022	December 31, 2021
(in thousands)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$184,127	$198,256
Accounts receivable, net	6,312	5,512
Other current assets	5,039	9,562
Total current assets	195,478	213,330
Property and equipment, net	633	624
Intangible assets, net	3,086	3,436
Goodwill	6,134	6,134
Other long-term assets	82	82
Total assets	$205,413	$223,606
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,490	$7,429
Deferred revenues	6,026	7,186
Accrued expenses and other current liabilities	10,234	12,562
Total current liabilities	25,750	27,177
Warrant liabilities	3,195	4,070
Other long-term liabilities	191	86
Total liabilities	29,136	31,333
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Common stock	15	15
Additional paid-in capital	368,152	363,788
Accumulated deficit	(191,890)	(171,530)
Total stockholders’ equity	176,277	192,273
Total liabilities and stockholders’ equity	$205,413	$223,606

Talkspace, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(20,360)	$(12,738)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	429	462
Stock-based compensation	2,368	1,513
Warrant issuance cost and change in fair value	(875)	—
Increase in accounts receivable, net	(800)	(1,666)
Decrease (increase) in other current assets	4,923	(1,076)
Increase in accounts payable	2,061	7,030
(Decrease) increase in deferred revenues	(1,160)	2,878
Decrease in accrued expenses and other current liabilities	(1,837)	(282)
Increase in other long-term liabilities	105	—
Net cash used in operating activities	(15,146)	(3,879)
Cash flows from investing activities:
Purchase of property and equipment	(88)	(319)
Net cash used in investing activities	(88)	(319)
Cash flows from financing activities:
Payment of deferred issuance costs	—	(75)
Proceeds from exercise of stock options	2,063	797
Payments for employee taxes withheld related to vested stock-based awards	(558)	—
Net cash provided by financing activities	1,505	722
Net decrease in cash and cash equivalents	(13,729)	(3,476)
Cash and cash equivalents at the beginning of the period	198,256	13,248
Cash and cash equivalents at the end of the period (1)	$184,527	$9,772

(1) As of March 31, 2022, amount includes restricted cash of $0.4 million maintained in a short-term certificate of deposit account and included within other current assets in the condensed consolidated balance sheet.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with GAAP, we believe adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. We believe that the use of adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison. A reconciliation is provided below for this non-GAAP financial measure to net loss, the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review our GAAP financial measure and the reconciliation of our non-GAAP financial measure to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities.

We calculate adjusted EBITDA as net loss adjusted to exclude (i) interest and other expenses (income), net, (ii) tax benefit and expense, (iii) depreciation and amortization (iv) stock-based compensation expense and (v) certain non-recurring expenses, where applicable.

Talkspace, Inc.

Reconciliation of Non-GAAP Results to GAAP Results

	Three Months Ended March 31,
(in thousands)	2022	2021
Net loss	$(20,360)	$(12,738)
Add:
Depreciation and amortization	429	462
Financial (income) expense, net (1)	(869)	173
Taxes on income	21	8
Stock-based compensation	2,368	1,513
Adjusted EBITDA	$(18,411)	$(10,582)

1) For the three months ended March 31, 2022, financial (income) expense, net, primarily consisted of $0.9 million in gains resulting from the revaluation of warrant liabilities.
For the three months ended March 31, 2021, financial (income) expense, net, primarily consisted of $0.2 million in losses resulting from the revaluation of warrant liabilities.